EXHIBIT 10.3

December 2, 2016
Mr. Jeff Rosica
17 Rockville Ave
Lexington, Ma 02421
Dear Jeff,

I am pleased to confirm your promotion to President, reporting to Louis Hernandez, Jr. with effect from December 7, 2016.
Starting December 7, 2016, your 2016-2017 salary will be adjusted to an annual rate of four hundred and fifty thousand dollars ($450,000.00). All other terms and conditions of employment remain unchanged.
In connection with your promotion, a recommendation will be made to Avid’s Compensation Committee that you be granted Avid restricted stock units (“RSUs”) with a value of five hundred thousand dollars ($500,000.00) (“Promotion RSUs”). The actual number of RSUs granted will be determined by the price of Avid’s stock on the date of the grant. Subject to the Compensation Committee’s approval, the Promotion RSUs will vest as follows: 33.33% will vest on the first anniversary of the grant date, and an additional 8.33% will vest at the end of each three-month period, starting from the first anniversary of the grant date. Except as otherwise expressly provided, if your employment terminates for any reason before the Promotion RSUs (or any other award) are fully vested, you will forfeit the unvested portion.
This offer letter is contingent on the approval of the Compensation Committee of the terms and conditions contained herein.
In connection with your promotion, you are required to sign an Avid Nondisclosure and Invention Assignment Agreement, which includes non-competition and non-solicitation provisions and Avid’s Code of Business Conduct and Ethics upon acceptance and/or commencement of employment. All Avid employees are also required to recertify the Code on an annual basis.  These forms will be provided to you.
Jeff, all of us at Avid look forward to continuing to work with you as a valued and respected member of our organization.

Sincerely,

Jason Duva
Senior Vice President, General Counsel
and Corporate Secretary
ACCEPTED: _____________________________ DATE: ______________________